Exhibit 99.1

John Marshall Bancorp, Inc. Announces Completion of Private Placement of Subordinated Note

Company Release – 6/15/2022

RESTON, Va. -- (BUSINESS WIRE) – John Marshall Bancorp, Inc. (Nasdaq: JMSB) (the “Company”) announced today the completion of its issuance and sale of a 5.25% fixed-to-floating rate subordinated note due 2032 in the principal amount of $25.0 million (the “Note”) to an institutional investor in a private placement. The Note was sold at par, resulting in net proceeds, after discounts and estimated offering expenses, of approximately $24.6 million.

John Marshall Bancorp, Inc. intends to use the net proceeds of this offering for general corporate purposes, which may include, among other things, redeeming the Company’s 5.75% fixed-to-floating rate subordinated notes due 2027 after they become callable on July 15, 2022, financing organic growth, supporting regulatory capital levels, and ongoing working capital needs.

Keefe, Bruyette & Woods, Inc. acted as sole placement agent for the offering.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any security, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful under the securities laws of any such jurisdiction. The Note has not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The indebtedness evidenced by the Note is not a deposit and is not insured by the Federal Deposit Insurance Corporation or any other government agency or fund.

For more information, contact:

Christopher W. Bergstrom (703) 584-0840

Kent D. Carstater (703) 289-5922

About John Marshall Bancorp, Inc.:

John Marshall Bancorp, Inc. is the bank holding company for John Marshall Bank (the “Bank”). The Bank is a $2.25 billion bank headquartered in Reston, Virginia with eight full-service branches located in Alexandria, Arlington, Loudoun, Prince William, Reston, and Tysons, Virginia, as well as Rockville, Maryland, and Washington, D.C. with one loan production office in Arlington, Virginia. The Bank is dedicated to providing exceptional value, personalized service and convenience to local businesses and professionals in the Washington D.C. Metro area. The Bank offers a comprehensive line of sophisticated banking products and services that rival those of the largest banks along with experienced staff to help achieve customers’ financial goals. Dedicated Relationship Managers serve as direct points-of-contact, providing subject matter expertise in a variety of niche industries including Charter and Private Schools, Government Contractors, Health Services, Nonprofits and Associations, Professional Services, Property Management Companies, and Title Companies. Learn more at www.johnmarshallbank.com.

In addition to historical information, this press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “should,” “may,” “view,” “opportunity,” “potential,” or similar expressions or expressions of confidence. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiary include, but are not limited to the following: changes in interest rates, general economic conditions, public health crises (such as the governmental, social and economic effects of COVID-19), levels of unemployment in the Bank’s lending area, real estate market values in the Bank’s lending area, future natural disasters, the level of prepayments on loans and mortgage-backed securities, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, accounting principles and guidelines, and other conditions which by their nature are not susceptible to accurate forecast, and are subject to significant uncertainty. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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